SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 26, 2004

METROPOLITAN HEALTH NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

0-28456                                                            65-0635748

(Commission file number)                           (I.R.S. Employer Identification No.)

250 Australian Avenue South, Suite 400

West Palm Beach, Fl. 33401

(Address of principal executive offices)

(561) 805-8500

(Registrant’s telephone number, including area code)

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 26, 2004, the Board of Directors of Metropolitan Health Networks, Inc. (the “Company”) appointed two new members to the Company’s Board of Directors. The addition of Eric Haskell and Barry T. Zeman (the “New Directors”) brings the Board’s membership to seven.

There are no arrangements or understandings pursuant to which the New Directors were selected as directors.

On August 26, 2004, the Company issued the following press release with respect to the appointment of the New Directors:

METROPOLITAN HEALTH APPOINTS NEW BOARD MEMBERS

Company Names Healthcare and Finance Veterans, Barry T. Zeman and Eric Haskell, to Complement its Board of Directors

WEST PALM BEACH, FL, AUGUST 26, 2004 – Metropolitan Health Networks, Inc. (METCARE (SM)) (OTC BB: MDPA) a leading provider of healthcare services in Florida, today announced that the company has named two new members to its Board of Directors. The addition of Eric Haskell and Barry Zeman brings the Board’s membership to seven.

Michael Earley, Chief Executive Officer of Metropolitan Health Networks, stated, “It is a pleasure to welcome this caliber of individuals to our Board.  Barry and Eric are seasoned executives with experience in healthcare and finance that is expected to compl e ment and further diversify our Board. We are confident that they will be instrumental in providing guidance to our organization as we execute our strategic plans and business growth initiatives going forward ..”

Mr. Haskell is a certified public accountant with over 30 years of experience in senior financial positions at several public and private companies and has significant expertise in the areas of acquisitions and divestitures, strategic planning and investor relations ..  From 1989 until April 2004, Mr. Haskell served as the Chief Financial Officer of Systems & Computer Technology Corp., a NASDAQ listed software and services corporation with annual revenues of approximately $270 million.  He currently serves on the Board of Directors and the Audit Committees of each of Triton PCS Holdings, Inc., a publicly traded company and wireless communication services provider, eMoney Advisor, Inc., a provider of web-enabled comprehensive wealth planning solutions, and Prescient Systems, Inc., a provider of supply chain planning solutions. Mr. Haskell serve s on the Board of the Philadelphia Ronald McDonald House and currently serves as Chairman of its Finance Committee ..

Mr. Zeman has 34 years of health care industry and hospital management experience.  Mr. Zeman has operated in the capacity of President and/or Chief Executive Officer of several hospital organizations throughout the State of New York, achieving significant turnarounds through high levels of strategic planning and improvements to operational performance.  He served as President and Chief Executive Officer of Staten Island University Hospital from 1979 to 1989 and was President and Chief Executive Officer of St. Charles Hospital and Rehabilitation Center from 1991 through 2000.  From 2000 through February 2003, Mr. Zeman served as President of the Parker Jewish Institute, a private not-for-profit rehabilitative, sub-acute and long-term care institution.  In 1989, Mr. Zeman founded U.S. Business Development Corp., a private consulting firm offering comprehensive and consultative solutions to professionals in the areas of health care finance, construction, physician group practices, hospital association activities and health care law.  He has served as President of U.S. Business Development Corp. since its inception.   In May 2004, Mr. Zeman became Regional Business Development Manager for Wells Fargo Home Mortgage.  He currently serves as the Chair of the Building & Grounds Committee of Adelphi University and has served on the Board of Directors of Adelphi University since 1997.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.  Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements.  These risk factors include, without limitation, (i) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (ii) future legislation and changes in governmental regulations; (iii) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (iv) our ability to successfully recruit and retain medical professionals; and (v) a loss of any of our significant contracts.  The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the year ended December 31, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 30, 2004

METROPOLITAN HEALTH NETWORKS, INC.

____________________________________

By:  /s/ Michael M. Earley

Name:  Michael M. Earley

Title:

 President and Chief Executive Officer